Exhibit 99.1

Consent of Director Nominee

December 22, 2015

Proteostasis Therapeutics, Inc.

200 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

Ladies and Gentlemen:

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Proteostasis Therapeutics, Inc. (the “Issuer”), I hereby consent to being named and described as a prospective member of the board of directors of the Issuer in the Registration Statement and any amendment or supplement thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto. I confirm that I intend to join the board of directors of the Issuer effective as of the effectiveness of the Registration Statement.

/s/ Franklin M. Berger

Franklin M. Berger